Exhibit IX

 Interim Financial Report  JANUARY–JUNE 2022  Q2

 Table of contents  3  President and CEO's comments  4  Highlights  4 Key figures and ratios  5  Operating and financial review  5  Total comprehensive income  8  Financial position  10 Financial statements  10  Statement of comprehensive income  11  Statement of financial position  13  Statement of changes in equity  14  Cash flow statement  16 Notes to the interim financial statements  16  Note 1 - Segment information  18  Note 2 - Net interest income  18  Note 3 - Net profit on financial operations  19  Note 4 - Expected credit loss  19  Note 5 - Net loan losses  20  Note 6 - Lending outstanding  20  Note 7 - Debts evidenced by certificates  21  Note 8 - Classification of financial instruments  23  Note 9 - Fair value of financial assets and liabilities  26  Note 10 - Basis of preparation  26 Ratio definitions  28 Report on Review of Interim Financial Report  INTERIM FINANCIAL REPORT / 2

 As the war rages on in Ukraine, the need for the Nordic and Baltic region to accelerate the green transition and become independent of Russian oil and gas has become even more urgent. This was also the message by Simon Kollerup, Minister for Industry, Business and Financial Affairs of Denmark when he chaired the Board of Governors meeting in May. He also highlighted NIB’s role in making these goals a reality and in transforming the hard-to- abate sectors that must go green as well. At the meeting the Bank’s 2021 annual financial statements and a dividend payment of EUR 40 million were approved.  It should be noted that the Bank has very limited direct exposure towards Russia and Belarus. NIB ceased financing new projects in Russia in 2014 and no new loans have been signed in Belarus since 2012. The indirect exposure to our borrowers continues to be closely monitored and we do not at this stage anticipate any significant impact on the credit quality of our loan portfolio. The Bank is in a strong financial position as confirmed by our triple-A rating which was reaffirmed by Standard & Poor’s and Moody’s in April. NIB’s credit rating, the highest possible from rating agencies, reflects the Bank's high asset quality, solid liquidity and capital adequacy, strong balance sheet and ownership.  During the first six months of 2022, the Bank has seen a substantial increase in demand for NIB financing. A total of EUR 2,203 million in new lending was agreed and EUR 2,142 million was disbursed compared to EUR 664 million and EUR 1,266 million respectively, in 2021. The increased activity can be attributed mainly to two things. Firstly, it is typical that during times of turbulence, International Financial Institutions such as NIB experience higher demand.  Uncertainty in the financial markets had already increased before the war with inflationary pressures and expectations for rate hikes from central banks. Secondly, the increased activity also reflects the implementation of the new business strategy which the Board approved in  President & CEO's comments January–June 2022  2021. Our strategy execution is proceeding accordingly to plan in 2022 and has also been supported by client interactions initiated last year. Therefore, even in the changed external circumstances, we are already seeing a tangible impact of strategy implementation.  The new lending was distributed across various industries and countries and included sustainability linked loans (SLL), a Covid-19 response loan and NIB’s first purchase of a bond eligible under the Minimum Requirement for own funds and Eligible Liabilities (MREL) issued by a financial institution, more details of which can be found here.  To meet the demand for our financing, the Bank has raised EUR 5.5 billion in new funding in the first half of 2022. Amongst other transactions, NIB issued its inaugural NIB Environmental Bond (NEB) denominated in Danish Kroner (DKK). The eight-year DKK 2 billion bond was mainly invested by domestic ESG focused investors. The Bank has now issued a total of EUR 6.2 billion in environmental bonds under its NEB Framework since 2011.  The net profit for the period January to June amounted to EUR 39 million compared to EUR 82 million in 2021. The decrease is mainly due to unrealised fair value losses on financial instruments used for hedging purposes. However, net interest income and operational profit are better than planned. Further details regarding the financial performance can be found in the Operating and Financial Review on page 5-9.  As stated previously, we are ready to support the efforts of our clients and member countries to deal with the current geopolitical and economic challenges.  André Küüsvek, President & CEO  INTERIM FINANCIAL REPORT / 3

 During the first six months of 2022, the Bank has seen a significant increase in demand for NIB financing. A total of EUR 2,203 million in new lending was agreed and EUR 2,142 million was disbursed compared to EUR 664 million and EUR 1,266 million respectively, in 2021.  The net profit for the six-month period amounted to EUR 39 million compared to EUR 82 million in 2021. This decrease in profit is mainly due to higher unrealised losses on financial instruments used for hedging purposes. The underlying profit was better than expected with net interest income and commission fee income higher than in 2021.  The Bank is in a strong financial position as confirmed by our triple-A rating which was reaffirmed by Standard & Poor’s and Moody’s in April.  Also in April, NIB purchased its first bond eligible under the Minimum Requirement for own funds and Eligible Liabilities (MREL) issued by a financial institution. Such investments and bond purchases meet NIB’ strategy to enhance its client value proposition and in developing capital markets. By supporting the local banks, NIB indirectly supports small and medium sized enterprises. In the first half of 2022, NIB also did more sustainability linked loans following up on the first loans done of this type in 2021.  During the first half of 2022, NIB qualified as one of the first implementing partners to the InvestEU programme, a EUR 26.2 billion European Union guarantee aimed at mobilising over EUR 372 billion in additional investments to support sustainable investment, innovation, and job creation in Europe during 2021-2027. NIB expects to participate in the InvestEU programme with a total lending capacity of up to EUR 480 million initially and is currently negotiating the EU guarantee terms with the European Commission.  On 5 May, the annual meeting of the Board of Governors for NIB approved the Bank’s annual accounts for 2021 and a payment of EUR 40 million dividends.  Highlights  Key figures and ratios  In millions of euro unless otherwise specified  Jan-Jun 2022*  Jan-Jun 2021*  Jan-Dec  2021  Net interest income  104  102  201  Profit before net loan losses  31  68  133  Net profit  39  82  159  Lending disbursed  2,142  1,266  2,440  Lending agreed  2,203  664  1,852  Mandate fulfilment **  98%  98%  97%  Lending outstanding  22,616  22,260  22,313  Total assets  39,884  38,319  37,553  New debt issues  5,540  4,855  7,028  Debts evidenced by certificates  32,898  32,084  31,526  Total equity  3,976  3,936  3,999  Equity/total assets ***  10.0%  10.3%  10.6 %  Profit/average equity ***  1.9%  4.2%  4.1 %  Cost/income ***  47.6%  28.1%  27.9 %  Number of employees at period end  226  224  221  * Unaudited figures, to be read in conjunction with NIB's 2021 audited financial statements  ** See page 9 for mandate fulfilment explanation  *** See page 26 for ratio definitions  INTERIM FINANCIAL REPORT / 4

 Total comprehensive income  January–June 2022 compared to January–June 2021  NET PROFIT  The net profit for the period January–June 2022 amounted to EUR 38.7 million, compared to EUR 82.5 million, in the same period last year. Total operating income decreased from EUR 94.1 million to EUR 58.9 million mainly due to unrealised fair value losses on financial  instruments used for hedging purposes which is explained further under the section Net loss/ profit on financial operations. Total operating expenses increased by EUR 1.6 million to EUR  28.1 million. Net loan losses for the period resulted in a positive amount of EUR 7.8 million compared to a positive amount of EUR 14.8 million in 2021.  NET INTEREST INCOME  Net interest income for the period increased from EUR 101.9 million to EUR 103.6 million. Net  interest income on lending activities increased by EUR 1.0 million from EUR 80.9 million to EUR 81.9 million due to higher loan volumes and margins. The net interest income on treasury activities of EUR 21.7 million was EUR 0.7 million higher than in 2021 due to increases in the market interest rate level.  NET FEE AND COMMISSION INCOME  Net fee and commission income for the period January–June 2022 was EUR 1.8 million higher than in 2021 due to the higher volume of loans agreed and disbursed.  Operating and financial review  NET COMMISSION INCOME AND FEES  EUR m  5.0  4.0  3.0  2.0  1.0  NET PROFIT FOR THE PERIOD  EUR m  160  120  80  40  0  120.0  100.0  80.0  60.0  40.0  20.0  NET INTEREST INCOME  EUR m  H1'20  H2'20  H1'21  H2'21  H1'22  0.0  H1'20  H2'20  H1'21  H2'21  H1'22  0  H1'20  H2'20  H1'21  H2'21  H1'22  Lending  Treasury  INTERIM FINANCIAL REPORT / 5

 NET LOSS/PROFIT ON FINANCIAL OPERATIONS  The loss on financial operations amounted to EUR 48.9 million compared to a loss of EUR 10.4 million in the same period last year. This result includes realised net gains of EUR 4.4 million and unrealised net losses of EUR 53.4 million compared to realised net profits of EUR 3.5 million and unrealised net losses of EUR 13.9 million in 2021. Against a backdrop of rising inflation, fears of a recession and the turbulent geopolitical environment, risk aversion led to spread widening in financial markets throughout the first half of the year. This generated unrealised valuation losses on interest rate hedges, and the Liquidity and Lending Bond portfolios.  The unrealised valuation gains and losses on assets in the Bank’s liquidity portfolio arise from changes in credit spreads. The Bank maintains a large liquidity portfolio, which it invests  in high quality bonds. When credit spreads widen, this results in negative valuations on the bonds. In periods of financial turbulence credit spreads tend to rise, which also affects NIB’s high quality bonds. As the Bank intends to hold the bonds to maturity, so that they are not sold based on the current exit market value, the valuation gains and losses are expected to reverse, as the bonds will settle at par.  The unrealised valuation gains and losses on interest rate hedges mainly arise from the change of the interest rate spreads that are embedded in the Bank’s funding and lending transactions. When the Bank raises funds with fixed rates or offers borrowers fixed rate loans, it hedges the resulting interest rate risk using swaps, in which the fixed rate is swapped to  the short-term money market floating rates referred to as the IBORs. In keeping with what NIB believes is industry best practice, the valuation of these swaps is based on a risk-free  discounting rate called OIS (Overnight Interest rate Swap). The changes in spread between the risk-free rates (the OIS rates) and the relevant IBORs applicable to each such swap creates unrealised valuation gains and losses. It should be noted that as the Bank intends to hold these transactions to maturity, so that they are not sold for a price based on their exit market value, these valuation gains and losses are not expected to be realised as the transactions will settle at par.  TOTAL OPERATING EXPENSES  Total operating expenses amounted to EUR 28.1 million, an increase of EUR 1.6 million compared the corresponding period in 2021. Personnel costs increased by EUR 0.6 million and the administrative expenses of EUR 7.5 million were as expected higher than the 2021 level of EUR 6.6 million, as activities have increased due to the easing of Covid restrictions.  NET LOAN LOSSES  Following the outbreak of Covid-19, the global operating environment deteriorated and as a result, the Bank adjusted the macro-financial scenarios used to calculate the expected credit loss (“ECL”) provision. Due to uncertainties regarding the robustness of the ECL model in such a stressed environment, management applied an additional overlay of EUR 30 million. During 2021, the macro-financial scenarios improved, resulting in a decrease of the ECL provision,  NET LOAN LOSSES  EUR m  20  10  0  -10  -20  -30  -40  TOTAL OPERATING EXPENSES  EUR m  0  -5  -10  -15  -20  -25  -30  NET PROFIT ON FINANCIAL OPERATIONS  EUR m  100  80  60  40  20  0  -20  -40  -60  Realised  Unrealised  H1'20 H2'20 H1'21 H2'21 H1'22  H1'21  H1'20  H2'21  H2'20  H1'22  H1'21  H1'20  H2'21  H2'20  H1'22  INTERIM FINANCIAL REPORT / 6

 however the overlay was maintained.  During 2022, the Bank implemented a new and more sophisticated ECL model resulting in an increase in the ECL provisions of approximately EUR 20 million. As uncertainities regarding the economic outcome of Covid-19 diminished and considering that the model is now more robust, the management overlay of EUR 30 million has been released. The net impact from the model change together with other movements resulted in a gain of EUR 14.8 million on performing loans. During the first half of 2022, the Bank also recovered losses on a fully impaired loan and the Bank fully impaired loans in Belarus and Russia which resulted in a net loss of EUR 7.0 million on non-performing loans. The net result was a reversal on loan loss provisions of EUR 7.8 million.  There have been no significant observed changes in the credit quality of the overall loan portfolio and apart from loans to Russia and Belarus, there were no new non-performing loans during the period. During the first half of 2022, the Bank wrote off old loans of EUR 79.3 million, however this had no impact on net profit as these loans had been fully impaired some years ago.  OTHER COMPREHENSIVE INCOME  The Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting and this separated amount is recorded in “Other comprehensive income” (OCI) which amounted to a loss of EUR 22.8 million for the first half of 2022 compared to a loss of EUR 8.4 million in 2021. This recorded loss was due to the widening of  the Cross Currency Basis spreads, which negatively affect the valuation of basis swaps used to convert funding currencies into lending currencies. During the first half of the year, the basis spread of many currencies has widened against the Euro.  For financial liabilities recorded at fair value through profit or loss, valuation changes due to changes in own credit spreads need to be recorded in OCI. For the six-month period ending 30 June 2022, the Bank recorded a positive impact from these changes of EUR 1.0 million compared to EUR 1.5 million in 2021.  The resulting total comprehensive profit for the period amounted to EUR 17.0 million, compared to EUR 75.7 million in 2021.  INTERIM FINANCIAL REPORT / 7

INTERIM FINANCIAL REPORT / 8

Financial position

LENDING OUTSTANDING

The lending outstanding amounted to EUR 22,615.8 million. This comprises EUR 22,219.8 million of loans outstanding and investments of EUR 395.9 million in Lending Bonds. The total disbursements and investments during the period amounted to EUR 2,141.6 million, which is EUR 875.2 million higher than for the same period in 2021. More information regarding loans agreed can be found on our website at Agreed Loans.

Total lending outstanding, excluding exchange rate and valuation effects, increased from EUR 22,312.6 million at 31 December 2021 to EUR 23,294.6 million. The book value amounted to EUR 22,615.8 million due to foreign exchange movements and fair valuations/hedge accounting effects of EUR -217.0 million and EUR -461.8 million, respectively.

LENDING HIGHLIGHTS

In millions of euro unless otherwise specified	Jan-Jun* 2022	Jan-Jun* 2021	2021	2020	2019	2018
Loans agreed excluding green bond investments	2,095	586	1,683	5,632	3,186	4,269
Green bond investments	108	78	169	34	131	61
Total disbursements	2,142	1,266	2,440	4,853	2,676	4,047
Number of loan agreements in period	31	13	36	59	55	58
Number of green bond investments in period	6	8	14	4	9	3
Lending outstanding	22,616	22,260	22,313	21,727	18,931	19,065
Member countries	22,187	21,714	21,827	21,098	18,055	17,960
Non-member countries	493	702	635	798	996	1,222
Loan impairment provision	-64	-157	-150	-169	-119	-117

* Unaudited figures, to be read in conjunction with NIB's 2021 audited financial statements

DEVELOPMENT OF LENDING OUTSTANDING DURING 2022

EUR m


25,000
24,000
23,000
22,000
21,000
20,000
22,313
2,142
951
221
13
217
430
32
22,616
Dec'21 Book value
Disb.
Amort.
Prepaym.
Impairm.
FX changes
Hedge Acc
Other*
Jun'22 Book value

* Fair valuation of lending bonds and hedging accounting.

INTERIM FINANCIAL REPORT / 9

MISSION FULFILMENT

NIB's vision is for a prosperous and sustainable Nordic–Baltic region. All projects proposed for financing undergo an assessment of their potential impact on productivity and the environment of the member country area. This mission fulfilment is rated on a five-grade scale from "negative" to "excellent". In response to the Covid-19 pandemic, NIB provided "response loans" to alleviate the economic and social consequences of the crisis. These response loans are tracked separately and are not included in the standard mandate rating. During the first half of 2022, projects achieving a "good" or "excellent" mandate rating accounted for 98% of the total amount of loans disbursed which exceeded the target of 90%.

FUNDING

By the end of June, the Bank had raised EUR 5,540.4 million in new funding compared to EUR 4,854.9 million in the first half of 2021. The strategy for 2022 is to complete benchmark transactions in US dollars and Euros, complemented with other public and private issues in order to maintain a diversified portfolio of currencies and a global investor base. The Bank will also continue issuing NIB Environmental Bonds. NIB's updated funding plan for 2022 is EUR 8.0-9.0 billion.

On 11 January, NIB priced its first transaction of the year, a three-year GBP 500 million benchmark. The transaction has since been increased with a further GBP 200 million, taking the new total to GBP 700 million. On 20 January, the Bank issued its inaugural NIB Environmental Bond denominated in Danish Kroner. The eight-year DKK 2 billion bond was mainly invested by domestic ESG focused investors. The Bank has now issued a total of EUR 6.2 billion in environmental bonds under its NEB Framework since 2011. On 29 March NIB issued its first global USD benchmark for the year of USD 1.25 billion with a maturity of 3 years.

During the first half of the year the Bank has issued bonds in eleven different currencies. A full list of funding transactions can be found on our website at Funding Transactions.

DEBT DEVELOPMENT DURING 2022

EUR m


36,000
35,000
34,000
33,000
32,000
31,000
30,000
29,000
28,000
27,000
26,000
25,000
31,526
5,540
3,214
73
756
1611
27
32,898
Dec'21 Book value
New Issues
Amort.
Call & Buy backs
FX changes
Hedge Acc.
Other
Jun'22 Book value

 In thousands of euro  NOTE  Jan-Jun 2022*  Jan-Jun 2021*  Jan-Dec 2021  Interest income from financial assets measured at amortised cost  117,645  99,867  197,089  Interest income from financial assets measured at fair value  11,303  3,233  4,159  Interest expense  -25,358  -1,249  145  Net interest income  (2)  103,590  101,851  201,393  Commission income and fees received  5,464  3,745  9,199  Commission expense and fees paid  -1,007  -1,098  -2,165  Net fee and commission income  4,456  2,647  7,034  Net loss/profit on financial operations  (3)  -48,941  -10,386  -23,663  Foreign exchange gains and losses  -158  13  13  Total operating income  58,947  94,125  184,777  Expenses  General administrative expenses  Personnel expenses  -16,288  -15,653  -29,182  Other administrative expenses  -7,451  -6,580  -12,766  Depreciation  -4,313  -4,190  -9,545  Total operating expenses  -28,053  -26,423  -51,493  Profit before loan losses  30,895  67,701  133,284  Net loan losses  (4) (5)  7,834  14,791  25,874  Net profit for the period  38,729  82,492  159,158  Other comprehensive income  Items that will be reclassified to income statement  Fair value hedges - valuation of cross currency basis spread  -22,762  -8,356  -21,612  Items that will not be reclassified to income statement  Changes in own credit risk on liabilities recorded at fair value  1,031  1,521  329  Total other comprehensive income  -21,731  -6,835  -21,283  Total comprehensive income  16,998  75,657  137,876  Financial statements  Statement of comprehensive income  * Unaudited figures, to be read in conjunction with NIB's 2021 audited financial statements The accompanying notes are an integral part of these financial statements.  INTERIM FINANCIAL REPORT / 10

 Statement of financial position  In thousands of euro  NOTE  30 Jun 2022*  30 Jun 2021*  31 Dec 2021  ASSETS  Cash and cash equivalents  3,161,596  2,633,953  1,826,451  Placements with credit institutions  3,522,497  3,988,069  3,881,023  Debt securities  8,713,306  7,988,134  8,291,062  Other  4,262  6,532  8,661  12,240,065  11,982,735  12,180,747  Loans outstanding  (6)  22,219,843  22,009,213  21,975,146  Intangible assets  6,676  9,891  7,524  Tangible assets, property and equipment  34,213  36,099  35,632  Other assets  Derivatives  1,928,003  1,225,676  1,254,828  Other assets  62,300  193,179  31,916  1,990,303  1,418,855  1,286,744  Accrued interest and fees receivable  231,704  227,836  241,145  TOTAL ASSETS  39,884,400  38,318,581  37,553,390  * Unaudited figures, to be read in conjunction with NIB's 2021 audited financial statements The accompanying notes are an integral part of these financial statements.  INTERIM FINANCIAL REPORT / 11

 In thousands of euro  NOTE  30 Jun 2022*  30 Jun 2021*  31 Dec 2021  LIABILITIES AND EQUITY  Liabilities  Short-term amounts owed to credit institutions  780,295  708,453  751,697  Owed to credit institutions, total  780,295  708,453  751,697  Debts evidenced by certificates  (7)  32,897,859  32,084,082  31,525,985  Other liabilities  Derivatives  1,909,908  1,051,061  1,052,474  Other liabilities  137,733  362,087  39,426  2,047,641  1,413,149  1,091,900  Accrued interest and fees payable  182,971  176,480  185,171  Total liabilities  35,908,765  34,382,163  33,554,753  Equity  3,975,635  3,936,418  3,998,637  TOTAL LIABILITIES AND EQUITY  39,884,400  38,318,581  37,553,390  * Unaudited figures, to be read in conjunction with NIB's 2021 audited financial statements The accompanying notes are an integral part of these financial statements.  INTERIM FINANCIAL REPORT / 12

NIB
INTERIM FINANCIAL REPORT / 13

Statement of changes in equity

In thousands of euro	PAID-IN CAPITAL	STATUTORY RESERVE	GENERAL CREDIT RISK FUND	PROFIT AVAILABLE FOR APPROPRIATION	CHANGES IN OWN CREDIT RISK ON LIABILITIES RECORDED AT FAIR VALUE	COST OF HEDGING RESERVE	TOTAL
Equity at 31 December 2020	845,543	686,325	2,139,544	164,695	-3,376	28,030	3,860,761
Profit for the period	-	-	-	82,492	-	-	82,492
Other comprehensive income	-	-	-	-	1,521	-8,356	-6,835
Total comprehensive income	0	0	0	82,492	1,521	-8,356	75,657
Transactions with owners in their capacity as owners							
Appropriation of profit	-	150,559	14,136	-164,695	-	-	0
Equity at 30 June 2021	845,543	836,884	2,153,680	82,492	-1,855	19,674	3,936,418
Profit for the period	-	-	-	76,666	-	-	76,666
Other comprehensive income	-	-	-	-	-1,192	-13,256	-14,448
Total comprehensive income	0	0	0	76,666	-1,192	-13,256	62,218
EQUITY AT 31 DECEMBER 2021	845,543	836,884	2,153,680	159,158	-3,047	6,418	3,998,637
Profit for the period	-	-	-	38,729	-	-	38,729
Other comprehensive income	-	-	-	-	1,031	-22,762	-21,731
Total comprehensive income	0	0	0	38,729	1,031	-22,762	16,998
Transactions with owners in their capacity as owners							
Dividends	-	-	-	-40,000	-	-	-40,000
Appropriation of profit	-	-	119,158	-119,158	-	-	0
EQUITY AT 30 JUNE 2022	**845,543**	**836,884**	**2,272,838**	**38,729**	**-2,016**	**-16,344**	**3,975,635**

The accompanying notes are an integral part of these financial statements.

INTERIM FINANCIAL REPORT / 14

Cash flow statement

In thousands of euro	Jan-Jun 2022*	Jan-Jun 2021*	Jan-Dec 2021
Cash flows from operating activities			
Net profit for the period	38,729	82,492	159,158
Adjustments:			
Unrealised gains/losses of financial assets and liabilities held at fair value	56,762	1,923	-9,169
ECL non-lending activities	1,337	-240	-323
Depreciation and write-down in value of tangible and intangible assets	4,313	4,190	9,545
Change in accrued interest and fees (assets)	9,441	6,464	-8,948
Change in accrued interest and fees (liabilities)	-2,207	-1,305	10,584
Net loan losses (ECL lending activities)	-7,834	-14,791	-25,874
Adjustment to hedge accounting	-4,748	12,361	37,966
Other adjustments to the period´s profit	4,480	664	-104
Adjustments, total	61,544	9,266	13,676
Lending			
Disbursements of loans	-2,034,557	-1,188,037	-2,270,722
Repayments of loans	1,165,627	803,858	1,975,518
Capitalisations, redenominations, index adjustments, etc.	3,257	141	1,390
Lending, total	-865,672	-384,038	-293,815
Cash flows from operating activities, total	**-765,399**	**-292,280**	**-120,980**
Cash flows from investing activities			
Placements and debt securities			
Purchase of debt securities	-1,685,055	-1,012,796	-2,191,647
Sold and/or matured debt securities	1,057,490	774,782	1,645,287
Placements with credit institutions	412,666	-1,999,874	-2,002,565
Other financial placements	-26	-19	51
Placements and debt securities, total	-214,926	-2,237,908	-2,548,873

* Unaudited figures, to be read in conjunction with NIB's 2021 audited financial statements

The accompanying notes are an integral part of these financial statements.

 In thousands of euro  Jan-Jun 2022*  Jan-Jun 2021*  Jan-Dec 2021  Other items  Acquisition of intangible assets  -1,762  -674  -1,617  Acquisition of tangible assets  -132  -231  -1,810  Change in other assets  -2,162  -31,600  -1,431  Other items, total  -4,057  -32,505  -4,858  Cash flows from investing activities, total  -218,983  -2,270,413  -2,553,732  Cash flows from financing activities  Debts evidenced by certificates  Issues of new debt  5,515,846  4,728,674  7,027,535  Redemptions  -3,283,974  -2,034,024  -5,073,812  Debts evidenced by certificates, total  2,231,872  2,694,650  1,953,722  Other items  Long-term placements from credit institutions  -  Change in swap receivables excluding fair value changes  56,065  2,284  92,626  Change in swap payables excluding fair value changes  21,919  12,825  147,890  Change in other liabilities  5,649  227,344  -2,491  Dividend paid  -40,000  -  -  Other items, total  43,633  242,453  238,025  Cash flows from financing activities, total  2,275,505  2,937,103  2,191,747  CHANGE IN CASH AND CASH EQUIVALENTS, NET  1,291,123  374,410  -482,964  Opening balance for cash and cash equivalents, net  1,074,754  1,546,591  1,546,591  Exchange rate adjustments  15,424  4,500  11,127  Closing balance for cash and cash equivalents, net  2,381,301  1,925,500  1,074,754  Additional information to the statement of cash flows  Interest income received  138,390  107,461  192,300  Interest expense paid  -27,559  -390  9,696  * Unaudited figures, to be read in conjunction with NIB's 2021 audited financial statements  The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.  INTERIM FINANCIAL REPORT / 15

 Note 1: Segment information  In thousands of euro  LENDING  ASSET AND LIABILITY MANAGEMENT  PORTFOLIO MANAGEMENT  TREASURY TOTAL  TOTAL  Net interest income  81,919  11,101  10,570  21,671  103,590  Commission income and fees received  5,235  228  -  228  5,464  Commission expense and fees paid  -10  -996  -1  -997  -1,007  Net profit on financial operations  -16,617  2,422  -34,746  -32,324  -48,941  Foreign exchange gains and losses  0  -158  0  -158  -158  Operating expenses  -16,857  -7,837  -3,359  -11,196  -28,053  Net loan losses  7,834  -  -  0  7,834  Profit for period ended 30 June 2022  61,505  4,759  -27,535  -22,776  38,729  Notes to the interim financial statements  INTERIM FINANCIAL REPORT / 16

 In thousands of euro  LENDING  ASSET AND LIABILITY MANAGEMENT  PORTFOLIO MANAGEMENT  TREASURY TOTAL  TOTAL  Net interest income  80,926  12,033  8,892  20,925  101,851  Commission income and fees received  3,683  62  0  62  3,745  Commission expense and fees paid  -25  -1,067  -7  -1,074  -1,098  Net profit on financial operations  2,334  -18,567  5,846  -12,721  -10,386  Foreign exchange gains and losses  0  13  0  13  13  Operating Expenses  -17,294  -6,391  -2,739  -9,130  -26,423  Net loan losses  14,791  0  0  0  14,791  Profit for period ended 30 June 2021  84,415  -13,916  11,992  -1,924  82,492  In thousands of euro  LENDING  ASSET AND LIABILITY MANAGEMENT  PORTFOLIO MANAGEMENT  TREASURY TOTAL  TOTAL  Net interest income  162,443  22,205  16,745  38,951  201,393  Commission income and fees received  9,003  195  0  195  9,199  Commission expense and fees paid  -48  -2,108  -9  -2,117  -2,165  Net profit on financial operations  4,852  -37,955  9,440  -28,515  -23,663  Foreign exchange gains and losses  0  13  0  13  13  Operating expenses  -33,768  -12,407  -5,317  -17,725  -51,493  Net loan losses  25,874  -  -  0  25,874  Profit for year ended 31 December 2021  168,356  -30,056  20,859  -9,197  159,158  INTERIM FINANCIAL REPORT / 17

 Note 2: Net interest income  In thousands of euro  Jan-Jun  2022  Jan-Jun  2021  Jan-Dec  2021  Cash and cash equivalents  -7,176  -9,722  -17,446  Placements with credit institutions  -7,657  -6,153  -17,024  Debt securities  21,686  17,263  33,515  Loans outstanding  122,019  101,492  201,862  Other interest income  76  220  341  Total, interest income  128,948  103,100  201,248  Of which, interest income from financial assets measured at amortised cost  117,645  99,867  197,089  Short-term amounts owed to credit institutions  2,051  3,252  7,686  Long-term amounts owed to credit institutions  -  -  -  Short-term repurchase agreements  33  -  -  Debts evidenced by certificates  -219,472  -181,451  -382,637  Swap contracts and other interest expenses, net  192,030  176,949  375,096  Total, interest expense  -25,358  -1,249  145  Of which, interest expense from financial liabilities meas- ured at amortised cost  -37,832  -9,893  -12,147  Net interest income  103,590  101,851  201,393  Note 3: Net loss/profit on financial operations  In thousands of euro  Jan-Jun  2022  Jan-Jun  2021  Jan-Dec  2021  Financial instruments held at fair value, realised gains and losses  4,392  3,529  4,776  Financial instruments held at fair value, unrealised gains and losses  -56,762  -1,810  9,169  Financial instruments held at amortised cost, realised gains and losses  19  17  34  Expected credit loss on financial placements  -1,337  240  323  Adjustment to hedge accounting,  unrealised gains and losses of fair value hedges  4,748  -12,361  -37,966  Net loss/profit on financial operations  -48,941  -10,386  -23,663  INTERIM FINANCIAL REPORT / 18

NIB
INTERIM FINANCIAL REPORT / 19

Note 4: Expected credit loss

In thousands of euro	STAGE 1	STAGE 2	STAGE 3	TOTAL
Balance at 31 December 2020	51,747	48,314	72,545	172,606
Transfer to Stage 1	1,572	-1,572	-	0
Transfer to Stage 2	-139	139	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	1,434	357	-	1,791
Amortisations and repayments	-1,008	-1,071	-	-2,080
Impact of remeasurment on existing assets	-14,986	477	-233	-14,742
Foreign exchange adjustments and other changes	-	-	2,297	2,297
Net change income statement	-13,127	-1,671	2,065	-12,733
Balance at 30 June 2021	**38,620**	**46,643**	**74,610**	**159,873**
Transfer to Stage 1	1,890	-1,890	-	0
Transfer to Stage 2	-181	181	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	1,973	3	-	1,976
Amortisations and repayments	-1,828	-1,712	-	-3,540
Impact of remeasurment on existing assets	-8,371	-974	233	-9,112
Foreign exchange adjustments and other changes	-	-	3,247	3,247
Net change income statement	-6,517	-4,391	3,480	-7,429
Balance at 31 December 2021	**32,103**	**42,252**	**78,090**	**152,445**
Transfer to Stage 1	-	-	-	0
Transfer to Stage 2	-945	945	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	9,604	29	-	9,632
Amortisations and repayments	-1,345	-2,076	-	-3,421
Impact of remeasurment on existing assets	5,619	-25,341	9,788	-9,934
Foreign exchange adjustments and other changes	-	-	1,528	1,528
Net change income statement	12,933	-26,443	11,316	-2,195
Realised losses	-	-	-79,331	-79,331
Balance at 30 June 2022	**45,036**	**15,808**	**10,075**	**70,919**

ECL - STATEMENT OF FINANCIAL POSITION

In thousands of euro	30 Jun 2022	30 Jun 2021	31 Dec 2021
Loans outstanding	63,626	157,118	149,853
Other receivables	0	1,735	1,822
Commitments (recorded in other liabilities)	5,687	668	502
Financial placements	1,605	352	268
Total	**70,919**	**159,873**	**152,445**

ECL - STATEMENT OF COMPREHENSIVE INCOME

In thousands of euro	Jan-Jun 2022	Jul-Dec 2021	Jan-Jun 2021
Net result on financial operations (Note 3)	-1,337	84	240
Net loan losses (Note 5)	7,834	11,083	14,791
Foreign exchange gains and losses	-4,302	-3,739	-2,297
Total recognised in income statement	**2,195**	**7,429**	**12,733**

Note 5: Net loan losses

In thousands of euro	Jan-Jun 2022	Jan-Jun 2021	Jan-Dec 2021
Change in expected credit loss on performing loans	14,848	14,558	25,383
Change in expected credit loss on non-performing loans	-7,014	233	491
Decrease of provisions to cover realised loan losses	-79,331	-	-
Realised loan losses	79,331	-	-
Net loan losses	**7,834**	**14,791**	**25,875**

In the period Jan-Jun 2022 the bank had realised losses of EUR 79,331 thousand which had no impact to the income statement as the loans were fully impaired in previous years. There were no realised losses for the periods Jan-Jun 2021 or Jan-Dec 2021.

 Note 6: Lending outstanding  In thousands of euro  Jan-Jun 2022  Jan-Jun 2021  Jan-Dec 2021  Opening Balance  22,312,579  21,726,644  21,726,644  Disbursements  2,141,646  1,266,429  2,439,727  Amortisations  -951,166  -681,933  -1,534,556  Prepayments  -221,462  -121,925  -440,962  Changes in expected credit losses  13,020  14,230  25,148  Foreign exchange movements  -217,032  153,670  248,567  Fair value adjustments  -28,412  332  -1,477  Hedge accounting adjustments  -430,192  -97,743  -149,188  Other  -3,201  -117  -1,324  Closing balance  22,615,780  22,259,588  22,312,579  Loans outstanding  22,219,843  22,009,213  21,975,146  Lending bonds  395,937  250,375  337,433  Total Lending  22,615,780  22,259,588  22,312,579  In thousands of euro  Jan-Jun 2022  Jan-Jun 2021  Jan-Dec 2021  Opening Balance  31,525,985  29,071,696  29,071,696  New debt issues  5,540,371  4,854,884  7,027,535  Amortisations  -3,213,664  -2,019,914  -4,763,800  Calls and buy backs  -72,827  -9,786  -299,348  Foreign exchange movements  755,668  574,776  1,222,213  Fair value adjustments  -29,060  494  -7,951  Hedge accounting adjustments  -1,611,130  -385,041  -720,310  Other  2,516  -3,027  -4,050  Closing balance  32,897,859  32,084,082  31,525,985  Note 7: Debts evidenced by certificates  INTERIM FINANCIAL REPORT / 20

INTERIM FINANCIAL REPORT / 21

Note 8: Classification of financial instruments

In thousands of euro	AMORTISED COST (AC)	FAIR VALUE THROUGH PROFIT OR LOSS (FVTPL)	DERIVA-TIVES FOR HEDGING	TOTAL
Financial assets				
Cash and cash equivalents	2,575,886	585,710	-	3,161,596
Financial placements with credit institutions	2,376,847	1,145,650	-	3,522,497
Debt securities	2,467,038	6,246,268	-	8,713,306
Other financial placements		4,262	-	4,262
Loans outstanding	22,212,547	7,296	-	22,219,843
Derivatives	-	1,320,976	607,027	1,928,003
Total 30 June 2022	**29,632,318**	**9,310,162**	**607,027**	**39,549,507**
Financial liabilities				
Short-term amounts owed to credit institutions	780,295	-	-	780,295
Debt securities issued	32,427,630	470,229		32,897,859
Derivatives	-	67,175	1,842,733	1,909,908
Total 30 June 2022	**33,207,925**	**537,405**	**1,842,733**	**35,588,062**

In thousands of euro	AMORTISED COST (AC)	FAIR VALUE THROUGH PROFIT OR LOSS (FVTPL)	DERIVA-TIVES FOR HEDGING	TOTAL
Financial assets				
Cash and cash equivalents	1,353,320	1,280,633	-	2,633,953
Financial placements with credit institutions	8,217	3,979,851	-	3,988,069
Debt securities	1,794,003	6,194,131	-	7,988,134
Other financial placements	-	6,532	-	6,532
Loans outstanding	21,995,473	13,740	-	22,009,213
Derivatives	-	435,224	790,452	1,225,676
Total 30 June 2021	**25,151,014**	**11,910,112**	**790,452**	**37,851,577**
Financial liabilities				
Short-term amounts owed to credit institutions	708,453	-	-	708,453
Debt securities issued	31,614,655	469,427	-	32,084,082
Derivatives	-	318,728	732,333	1,051,061
Total 30 June 2021	**32,323,108**	**788,155**	**732,333**	**33,843,596**

 In thousands of euro  AMORTISED COST (AC)  FAIR VALUE THROUGH PROFIT  OR LOSS (FVTPL)  DERIVA- TIVES FOR HEDGING  TOTAL  Financial assets  Cash and cash equivalents  1,122,221  704,230  -  1,826,451  Financial placements with credit institutions  588,525  3,292,498  -  3,881,023  Debt securities  1,949,519  6,341,544  -  8,291,062  Other financial placements  -  8,661  -  8,661  Loans outstanding  21,965,507  9,639  -  21,975,146  Derivatives  -  606,132  648,696  1,254,828  Total 31 Dec 2021  25,625,771  10,962,705  648,696  37,237,172  Financial liabilities  Short-term amounts owed to credit institutions  751,697  -  -  751,697  Debt securities issued  31,053,233  472,751  -  31,525,985  Derivatives  -  193,898  858,576  1,052,474  Total 31 Dec 2021  31,804,931  666,650  858,576  33,330,156  INTERIM FINANCIAL REPORT / 22

 Note 9: Fair value of financial assets and liabilities  30 Jun 2022  30 Jun 2021  31 Dec 2021  In thousands of euro  CARRYING AMOUNT  FAIR VALUE  CARRYING AMOUNT  FAIR VALUE  CARRYING AMOUNT  FAIR VALUE  Financial assets  Cash and cash equivalents  3,161,596  3,161,596  2,633,953  2,633,953  1,826,451  1,826,451  Financial placements with credit institutions  3,522,497  3,522,497  3,988,069  3,988,069  3,881,023  3,881,228  Debt securities  8,713,306  8,623,907  7,988,134  8,026,013  8,291,062  8,322,816  Other financial placements  4,262  4,262  6,532  6,532  8,661  8,661  Loans outstanding  22,219,843  21,938,680  22,009,213  22,297,076  21,975,146  22,245,361  Derivatives  1,928,003  1,928,003  1,225,676  1,225,676  1,254,828  1,254,828  Total  39,549,507  39,178,945  37,851,577  38,177,318  37,237,172  37,539,346  Financial liabilities  Short-term amounts owed to credit institutions  780,295  780,295  708,453  708,453  751,697  751,697  Debt securities issued  32,897,859  32,905,290  32,084,082  32,126,072  31,525,985  31,569,951  Derivatives  1,909,908  1,909,908  1,051,061  1,051,061  1,052,474  1,052,474  Total  35,588,062  35,595,493  33,843,596  33,885,586  33,330,156  33,374,122  INTERIM FINANCIAL REPORT / 23

 LEVEL OF FAIR VALUE MEASUREMENT FOR FINANCIAL INSTRUMENTS  30 Jun 2022  30 Jun 2021  31 Dec 2021  In thousands of euro  LEVEL 1  LEVEL 2  LEVEL 3  LEVEL 1  LEVEL 2  LEVEL 3  LEVEL 1  LEVEL 2  LEVEL 3  Financial assets  Cash and cash equivalents  3,161,596  -  -  2,633,953  -  -  1,826,451  -  -  Financial placements with credit institutions  -  3,522,497  -  3,988,069  -  -  3,881,228  -  Debt securities  8,614,711  -  9,196  8,011,686  -  14,327  8,311,225  -  11,591  Other financial placements  -  -  4,262  -  -  6,532  -  -  8,661  Loans outstanding  -  21,931,375  7,305  -  22,283,333  13,744  -  22,235,716  9,645  Derivatives  -  1,898,451  29,552  -  1,167,118  58,558  -  1,211,303  43,525  Total  11,776,307  27,352,322  50,315  10,645,639  27,438,519  93,161  10,137,676  27,328,247  73,423  Financial liabilities  Short-term amounts owed to credit institutions  77  780,218  -  -  708,543  -  -  751,697  -  Debt evidenced by certificates  -  32,260,495  644,795  -  31,438,516  687,556  -  30,954,592  615,358  Derivatives  -  1,532,317  377,591  -  735,021  316,040  -  659,025  393,449  Total  77  34,573,030  1,022,386  0  32,881,990  1,003,596  0  32,365,315  1,008,807  INTERIM FINANCIAL REPORT / 24

NIB
INTERIM FINANCIAL REPORT / 25

CHANGES IN FAIR VALUES CATEGORISED AT LEVEL 3

	Financial assets					Financial liabilities		
In thousands of euro	**DEBT SECURITIES**	**OTHER FINANCIAL PLACEMENTS**	**LOANS OUTSTANDING**	**DERIVATIVE ASSETS**	**LEVEL 3, TOTAL ASSETS**	**DEBT EVIDENCED BY CERITIFICATES**	**DERIVATIVE LIABILITIES**	**LEVEL 3, TOTAL LIABILITIES**
31 December 2020	**16,561**	**8,907**	**14,777**	**68,652**	**108,896**	**684,615**	**281,153**	**965,768**
New trades	-	19	-	-	19	50,732	657	51,389
Matured, buy backs and calls	-	-	-	-	0	-28,089	-6,901	-34,990
Amortisation	-2,468	-	-2,034	-10,743	-15,245	-	-	0
Capitalisations	-	-	-	-	0	-	11,404	11,404
Inflation adjustments	-	-	1,245	-1,298	-52	1,298	-1,245	52
Changes in fair values	235	-2,394	265	163	-1,731	-2,015	226	-1,788
Exchange rate adjustments	-	-	-510	1,784	1,274	-18,985	30,746	11,761
30 June 2021	**14,327**	**6,532**	**13,744**	**58,558**	**93,161**	**687,556**	**316,040**	**1,003,596**
New trades	-	-70	-	84	13	2,460	-1,037	1,423
Matured, buy backs and calls	-	-	-	-211	-211	-21,273	-5,175	-26,448
Amortisation	-2,836	-	-2,092	-3,112	-8,040	-54,162	-	-54,162
Capitalisations	-	-	-	994	994	2,076	20,033	22,109
Inflation adjustments	-	-	469	-5,317	-4,848	-7,912	-469	-8,381
Changes in fair values	99	2,200	218	-4,794	-2,276	9,636	28	9,664
Exchange rate adjustments	-	-	-2,693	-2,678	-5,371	-3,024	64,028	61,005
31 December 2021	**11,591**	**8,661**	**9,645**	**43,525**	**73,423**	**615,358**	**393,449**	**1,008,807**
New trades	-	26	-	-	26	130,720	4,380	135,100
Matured, buy backs and calls	-	-	-	-4,634	-4,634	-84,610	-3,692	-88,302
Amortisation	-2,354	-	-2,392	-9,581	-14,327	-35,299	-	-35,299
Capitalisations	-	-	-	-	0	3,836	10,915	14,751
Inflation adjustments	-	-	650	-8,604	-7,955	-8,604	-650	-9,254
Changes in fair values	-41	-4,426	92	-24,668	-29,043	-56,189	63	-56,126
Exchange rate adjustments	-	-	-690	33,515	32,825	79,583	-26,874	52,709
30 June 2022	**9,196**	**4,262**	**7,305**	**29,552**	**50,315**	**644,795**	**377,591**	**1,022,386**

Note 10: Basis of preparation  These interim financial statements are presented in accordance with IAS 34 “Interim Financial Reporting”. The accounting policies and methods of computation are the same as described in Note 1 of NIB’s Financial Report 2021. The International Accounting Standards Board (IASB) has amended a number of standards, however they have not had any significant impact on the Bank's financial statements.  There have been no material changes in relation to transactions with related parties compared to those described in Note 25 "Related party disclosures" in the 2021 IFRS financial statements.  RATIO DEFINITIONS  Equity/total assets =  Total equity at reporting date  Total assets at reporting date  Profit/average equity =  Annualised profit for the period  Average equity for the period  Cost/income =  Total operating expenses for the period  Total operating income for the period  INTERIM FINANCIAL REPORT / 26

 HELSINKI, 25 AUGUST 2022  Julie Sonne  Ole Hovland (Chair of the Board)  Merle Wilkinson  (Deputy Chair of the Board)  Pekka Morén  Esther Finnbogadóttir  Līga Kļaviņa  Jurgita Uzielienė  Hans Lindblad  André Küüsvek (President & CEO)  INTERIM FINANCIAL REPORT / 27

 Review Opinion  To the Board of Directors of Nordic Investment Bank  INTRODUCTION  We have reviewed the interim financial report of Nordic Investment Bank consisting of statement of financial position as of June 30, 2022 and the related statements of comprehensive income, changes in equity and cash flows for the six-month period then ended, and a summary of significant accounting policies and other explanatory notes.  Management is responsible for the preparation and fair presentation of this interim financial report in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial report based on our review.  SCOPE OF REVIEW  We conducted our review in accordance with International Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity.” A review of the interim financial report consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.  CONCLUSION  Based on our review, nothing has come to our attention that causes us to believe that the accompanying interim financial report does not present fairly, in all material respects, the financial position of the entity as at June 30, 2022, and of its financial performance and its cash flows for the six-month period then ended in accordance with IAS 34.  Helsinki, 25 August 2022  Ernst & Young Oy Authorized Public Accountant Firm  Ernst & Young AB Authorized Public Accountant Firm  Terhi Mäkinen Authorized Public Accountant  Mona Alfredsson Authorized Public Accountant  Report on Review of Interim Financial Report  INTERIM FINANCIAL REPORT / 28